UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2010

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado	80241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 872-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2010, Ascent Solar Technologies, Inc. (the “Company”) appointed Mr. Hans Olav Kvalvaag as a member of its Board of Directors (the “Board”). Also, on December 21, 2010, Mr. Einar Glomnes resigned from the Board. The resignation was not a result of any disagreements with the Company relating to the Company’s operations, policies or practices. Mr. Glomnes has been a Board member since 2007 and is the Board designee of Norsk Hydro Produksjon AS, the Company’s largest stockholder. Mr Glomnes was recently promoted within Norsk Hydro and assumed additional responsibilities, which necessitated his departure from the Board.

Mr. Kvalvaag, age 38, joined Norsk Hydro in 2006 in the New and Alternative Energy group. He is currently part of Norsk Hydro’s Corporate Business Development team. Mr. Kvalvaag holds a law degree from the University of Oslo in Norway, and finance diplomas from the Norwegian School of Business Administration and the University of Auckland. He has worked as a management consultant with McKinsey & Company and prior to joining Norsk Hydro, as a lawyer with the leading Norwegian law firm Selmer, primarily focusing on the Energy and Oil & Gas arena. As a Class 3 director, Mr. Kvalvaag will stand for election at the Company’s next stockholder meeting. Mr. Kvalaag was appointed to the Board as the designee of Norsk Hydro pursuant to the Stockholders’ Agreement between the Company and Norsk Hydro Produksjon AS dated as of March 13, 2007.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated December 23, 2010, entitled “Ascent Solar Appoints New Board Member.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

December 23, 2010	By:	/s/ Gary Gatchell
Name: Gary Gatchell
Title: Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 23, 2010, entitled “Ascent Solar Appoints New Board Member.”